Exhibit 2.1

AMENDMENT TO THE SHARE PURCHASE AGREEMENT

by and among

GROUP 1AUTOMOTIVE, INC.

and

GROUP 1 AUTOMOTIVE DO BRASIL S.A.

and

THE SHAREHOLDERS OF UAB MOTORS PARTICIPAÇÕES S.A. named herein

and

UAB MOTORS PARTICIPAÇÕES S.A., as Intervening and Consenting Party

Dated as of February 27, 2013

AMENDMENT TO THE SHARE PURCHASE AGREEMENT

This AMENDMENT TO THE SHARE PURCHASE AGREEMENT, dated as of
February 27, 2013 (this "Amendment"), is entered into by and among,

I.	ON THE ONE SIDE:

(a)LINCOLN DA CUNHA PEREIRA FILHO, Brazilian, legally separated, enrolled with the Brazilian Taxpayers' Registry (CPF/MF) under No. 051.166.888-01, resident and domiciled at Rua Jabuticabeiras, No. 775, Cidade Jardim, CEP 05674-011, in the City of São Paulo, State of São Paulo, Brazil ("Lincoln Pereira");

(b)JOÃO ALBERTO GROSS FIGUEIRÓ, Brazilian, married, enrolled with the Brazilian Taxpayers' Registry (CPF/MF) under No. 584.339.106-04, resident and domiciled at Rua Afonso Braz, No. 251, Apto. 161, Vila Nova Conceição, CEP 04511-010, in the City of São Paulo, State of São Paulo, Brazil ("João Figueiró");

(c)ANDRÉ RIBEIRO DA CUNHA PEREIRA, Brazilian, married, enrolled with the Brazilian Taxpayers' Registry (CPF/MF) under No. 134.524.168-28, resident and domiciled at Rua Santa Judite, No. 255, Cidade Jardim, CEP 05603-020, in the City of São Paulo, State of São Paulo, Brazil ("André Ribeiro");

(d)MAURICIO VAZ RODRIGUES, Brazilian, legally separated, enrolled with the Brazilian Taxpayers' Registry (CPF/MF) under No. 040.099.358-98, resident and domiciled at Rua Leopoldo Couto Magalhães Junior, No. 1.337, Apto. 181, Itaim Bibi, CEP 04542-012, in the City of São Paulo, São Paulo, Brazil ("Mauricio Vaz"); and

(e)RSPJR ENTERPRISES, INC., a corporation duly organized under the Laws of the State of Delaware, with its representative office at Corporation Trust Center, 1209 Orange Street in Wilmington, registered with the Brazilian Federal Taxpayers' Registry (CNPJ/MF) under No. 05.713.088/0001-02, herein represented by its duly authorized undersigned legal representative ("RSPJR");

(each a "Shareholder" and, collectively, the "Shareholders");

II.	AND ON THE OTHER SIDE:
(f) GROUP 1 AUTOMOTIVE, INC., a corporation duly organized under the Laws of the State of Delaware, with its principal place of business in the City of Houston, State of Texas, USA, at

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800 Gessner Road, Suite 500, herein represented by its duly authorized undersigned legal representative (the "Group 1 USA");

(f) GROUP 1 AUTOMOTIVE DO BRASIL S.A., a sociedade anônima duly organized and existing under the Laws of Brazil, with its principal place of business in the City of São Paulo, State of São Paulo, Brazil, at Avenida Bernardino de Campos, n° 98, 3° andar, sala 28, Bairro Paraiso, CEP 04004-040, in the City of São Paulo, State of São Paulo, Brazil, registered with the Brazilian Federal Taxpayers' Registry (CNPJ/MF) under No. 17.020.532/0001-93, herein represented by its duly authorized undersigned legal representative (the "Group 1 Brasil")

(each a "Purchaser" and, collectively, the "Purchasers");

(the Shareholders and the Purchaser are collectively referred to herein as the "Parties", and each of them, individually referred to herein as a "Party");

Ill. AND AS INTERVENING AND CONSENTING PARTY:

(g) UAB MOTORS PARTICIPAÇÕES S.A., a sociedade anônima duly organized and existing under the Laws of Brazil, with its principal place of business in the City of São Paulo, State of São Paulo, Brazil, at Rua do Rócio, No. 291, 4° andar, conjunto 41, Vila Olimpia, CEP: 04552- 000, registered with the Brazilian Federal Taxpayers' Registry (CNPJ/MF) under No. 03.378.170/0001-00, herein represented by its duly authorized undersigned legal representatives (the "Company").

WITNESSETH:

WHEREAS, on January 24, 2013 the Parties entered into a Share Purchase Agreement, under which, among other provisions, subject to the terms and conditions thereto, the Shareholders undertook to sell and Purchaser undertook to purchase from the Shareholders the Shares owned by the Shareholders (the "Agreement");

WHEREAS, pursuant to Section 2.2 of the Agreement, the Closing Date Cash Purchase Price shall be paid on the Closing Date; and

WHEREAS, the Parties desire to amend the Agreement to, among other things, set forth that the payment of the Closing Date Cash Purchase Price shall take place on the Business Day immediately after the Closing Date, and make certain other amendments to the terms of the Agreement as set forth herein;
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NOW, THEREFORE, in consideration of the foregoing, the Parties hereby agree to execute this Amendment to the Share Purchase Agreement ("Amendment") under the following terms and conditions:

1.Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

2.Amendment to Sections 2.2(a), 2.2(c), 2.6, 2.7 and 2.8 of the Agreement. The Parties hereto agree that the Closing Date Cash Purchase Price shall be paid by Purchaser to Shareholders on March 1'\ 2013 (except for the portion of the Closing Date Cash Purchase Price to be paid to RSPJR, which shall occur on the Closing Date). For the sake of clarity, the Closing Adjustment Cash and the Escrow Cash shall be deposited with the Escrow Agent on the Closing Date. Accordingly, the Parties agree to amend Section 2.2(a), 2.2(c) and Section 2.8 of the Agreement in their entirety, and the relevant portions of Section 2.6 and Section 2.7 of the Agreement, to read as follows:

"2.2 (a) Closing Date Cash Purchase Price. The cash purchase consideration to be paid by the Purchaser to the Shareholders pursuant to Section 2.2(c) for the Acquisition of the Shares shall be an amount in cash equal to Ninety Six Million One Hundred Eighty Five Thousand Nine Hundred Fifty Reais (R$96,185,950.00), less (i) (A) the Closing Adjustment Cash and (B) the Escrow Cash (which Closing Adjustment Cash and Escrow Cash shall be held by the Escrow Agent pursuant to the Escrow Agreement, as provided in Section 2.2(e)(ii) below) and (ii) any Company Transaction Expenses unpaid by the Shareholders on the close of business on the day immediately preceding the Closing Date (the "Closing Date Cash Purchase Price")."

"2.2 (c) Payment of Closing Date Cash Purchase Price. On March 1st, 2013 the Purchaser shall pay the Closing Date Cash Purchase Price in Reais by wire transfer of immediately available funds, which shall be allocated among the Shareholders in accordance with their Pro Rata Cash Percentage as set forth on Exhibit B hereto and deposited into accounts in Brazil designated in writing by the Shareholders not less than three (3) Business Days prior to the Closing Date (except for RSPJR, who shall designate an account outside of Brazil and whose portion of the Closing Date Cash Purchase Price shall be paid on the Closing Date through a foreign exchange contract for credit in said foreign account, to be executed by the Purchaser and a bank in Brazil jointly selected by the Purchaser and RSPJR)."

"2.6 Closing Deliveries by the Company and the Shareholders. At the Closing, the Shareholders shall deliver, or cause to be delivered, to the Purchaser the following (except for the receipt referred to in item (a) below for the portion of the Closing Date Cash Purchase Price to be paid to the Shareholders other than RSPJR, which shall be delivered on March 1st, 2013)."
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"2.7 Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Shareholders (except for the evidence of payment of the Closing Date Cash Purchase Price to the Shareholders other than RSPJR, referred to in item (a) below, which shall be delivered on March 1st, 2013)."

"2.8 Completion of Closing. As a condition subsequent to the effectiveness of this Agreement, all of the deliveries provided for under Sections 2.6 and 2.7 must be completed at the Closing (unless expressly waived by the Party entitled to such delivery or as otherwise provided for therein). If all of such deliveries are not so completed, this Agreement (except for this Section 2.8, which shall remain valid and effective) and all of the documents delivered or required to be delivered under Sections 2.6 and 2.7 above shall be null and void ab initio and of no force or effect whatsoever."

3.Amendment to Section 2.7(b) of the Agreement. The Parties hereto acknowledge and agree that Group 1 Common Stock to be delivered pursuant to the Agreement shall not be in certificated form, but held in book entry form, and accordingly the Parties agree to amend Section 2.7(b) of the Agreement to read as follows:

"(b) a letter from Group 1 Automotive, Inc.'s transfer agent, American Stock Transfer ("AST"), confirming the delivery and transfer on the Closing Date of the shares of Group 1 Common Stock comprising the Closing Date Stock Purchase Price to the Shareholders as provided herein, free and clear of any and all Encumbrances (other than pursuant to the Stockholders Agreement), which shall be followed, on the Business Day immediately following the Closing, by delivery of account statements from AST reflecting, effective as of the Closing Date, the transfer of such shares of Group 1 Common Stock to the Shareholders as provided herein."

4.Amendment to Section 2.7 of the Agreement in order to include Section 2.7(g). The Parties hereto acknowledge and agree that the statements issued by AST will not reflect the transferences of the Escrow Stock to be made by the Purchaser to the Escrow Agent; therefore the Parties agree to include Section 2.7(g) to the Agreement to read as follows:

"(g) evidence that the transfers of Escrow Stock required to be made by the Purchaser to the Escrow Agent have been made as of the Closing."

5.Amendment to Section 8.8(a) of the Agreement.    In order to conform to the relevant provisions of the Escrow Agreement, the Parties agree to amend Section 8.8(a) of the Agreement to read as follows:

"(a) On the Closing Date, the deposits in cash and stock provided for in Section 2.2(e) hereof shall be made with the Escrow Agent and held in escrow as provided in this Section 8.8 and pursuant to the terms and conditions of the Escrow Agreement, including 486,082 shares of Group 1 Common Stock (such number of shares, the "Target Stock Escrow Deposit"), representing a value of Sixty Million Reais (R$60,000,000) calculated at the Exchange Rate and the

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Per Share Price (the "Escrow Stock"), which will serve as a guarantee for the benefit of the Purchaser in respect of the indemnification obligations assumed by the Shareholders under Article VIII of this Agreement. Any payment the Shareholders are obligated to make to any Purchaser Indemnified Person pursuant to this Article VIII shall be made exclusively pursuant to the delivery of shares of Group 1 Common Stock held as Escrow Stock pursuant to the Escrow Agreement, by release of Escrow Stock to the Purchaser Indemnified Person from the account maintained by the Escrow Agent pursuant to the Escrow Agreement (the "Escrow Account"), within five (5) Business Days after the date notice of any sums due and owing is given to the Shareholders Representative and the Escrow Agent by the applicable Purchaser Indemnified Persons and shall accordingly reduce the Escrow Stock held in the Escrow Account. On the second (2nd) anniversary of the Closing Date, the Escrow Agent shall release all shares of Escrow Stock held in the Escrow Account in excess of sixty six percent (66%) of the Target Stock Escrow Deposit (to the extent not retained for outstanding Liability Claims specified in any Claims Notice delivered prior to such date); on the fourth (4th) anniversary of the Closing Date, the Escrow Agent shall release all shares of Escrow Stock in the Escrow Account in excess of thirty three percent (33%) of the Target Stock Escrow Deposit (to the extent not retained for outstanding Liability Claims specified in any Claims Notice delivered prior to such date); and on the sixth (6th) anniversary of the Closing Date, the Escrow Agent shall release the remaining balance of the Escrow Stock held in the Escrow Account (to the extent not retained for outstanding Liability Claims specified in any Claims Notice delivered prior to such date) to the Shareholders, except that the Escrow Agent shall retain an amount equal to the amount of any and all Liability Claims notified pursuant to a Claims Notice or Third Party Claim for indemnification under this Article VIII asserted, pending or outstanding hereunder but not yet resolved ("Unresolved Claims"). The Escrow Stock retained in the Escrow Account for Unresolved Claims shall be released by the Purchaser (to the extent not utilized to pay any and all Liability Claims and other amounts indemnifiable hereunder) upon their resolution in accordance with this Article VIII Subject to the restrictions set forth in this Agreement, the Stockholders Agreement and the Escrow Agreement to the transfer of the Group 1 Common Stock, the Shareholders shall be entitled to the full exercise of their voting and economic rights related to the shares of Group 1 Common Stock deposited in the Stock Escrow, and, accordingly, during all times such shares are deposited in the Stock Escrow, the Shareholders shall have the right to vote such shares of Group 1 Common Stock and have the right to receive any and all dividends or other distributions received with respect to the Escrow Stock, which shall be paid by the Escrow Agent to the Shareholders according to their Pro Rata Percentage and shall under no circumstances be retained by the Escrow Agent."

6.Assignment to Group 1 Brasil. The Parties hereto acknowledge and agree that Group 1 USA has, on or prior to the date hereof, assigned its rights, interests and obligations under the Agreement to Group 1 Brasil as permitted pursuant to the terms and conditions of the Agreement, such that Group 1 Brasil is considered as the Purchaser for all purposes and effects

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of the Agreement, provided, however, that such assignment has not relieved Group I USA of its obligations under the Agreement if Group 1 Brasil does not perform its obligations and Group 1 USA shall at all times remain jointly and severally liable with Group 1 Brasil for all obligations under the Agreement.

7.No Termination Rights under Section 9.l(a). The Parties hereby acknowledge and agree that, notwithstanding that certain payments to the Shareholders relating to the consummation of the Acquisition will occur on March 1, 2013, after the Closing and the Cut-Off Date as contemplated in this Amendment, the timing of such payments after the Cut-Off Date shall not trigger any termination rights of the Parties pursuant to Section 9.l(a) of the Agreement, as the Closing shall have occurred prior to the Cut-Off Date.

8.Amendment to Exhibit B (Pro Rata Cash Percentage). The Parties hereto agree to delete in its entirety the existing Exhibit B (Pro Rata Cash Percentage) attached to the Agreement and replace it in its entirety with the table below with the Shareholder allocations set forth therein, which shall constitute the Pro Rata Cash Percentage for each of the Shareholders for all purposes of the Agreement:

EXHIBITB

PRO RATA CASH PERCENTAGE

Shareholder	Pro Rata Cash Percentage
André Ribeiro da Cunha Pereira	23.11%
Lincoln da Cunha Pereira Filho	21.20%
João Alberto Gross Figueiró	21.19%
Maurício Vaz Rodrigues	19.31%
RSPJR Enterprises, Inc.	15.19%
Total	100.00%

9.Ratification. The Parties hereto reaffirm and ratify all provisions of the Agreement not amended hereby, which shall continue to be fully in force and in effect according to the provisions thereof.

10.Governing Law. This Amendment shall be governed by and construed and interpreted in accordance with the laws of Brazil.
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11.Dispute Resolution. The Parties hereby agree that any and all disputes arising, directly or indirectly, out of or in connection with this Amendment shall be settled pursuant to Section 10.13 of the Agreement.

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment or have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

PURCHASER

GROUP 1AUTOMOTIVE, INC.:

Name: Title:

[Signature Page n.° 1 of 8 of the Amendment to the Share Purchase Agreement entered into by and among Group l Automotive. Inc.. Group 1 Automotive do Brasil S.A.. the Shareholders of UAB Motors Participações S.A.. and UAB Motors Participações S.A.. dated as of February 27, 2013]

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment or have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

PURCHASER

GROUP 1AUTOMOTIVE DO BRASIL S.A.:

[Signature Page n.° 2 of 8 of the Amendment to the Share Purchase Agreement entered into by and among Group l Automotive. Inc.. Group 1 Automotive do Brasil S.A.. the Shareholders of UAB Motors Participações S.A.. and UAB Motors Participações S.A.. dated as of February 27, 2013]

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment or have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

SHAREHOLDER

LINCOLN DA CUNHA PEREIRA FILHO:

[Signature Page n.° 3 of 8 of the Amendment to the Share Purchase Agreement entered into by and among Group l Automotive. Inc.. Group 1 Automotive do Brasil S.A.. the Shareholders of UAB Motors Participações S.A.. and UAB Motors Participações S.A.. dated as of February 27, 2013]

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment or have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

SHAREHOLDER

JOAO ALBERTO GROSS FIGUEIRO:

[Signature Page n.° 4 of 8 of the Amendment to the Share Purchase Agreement entered into by and among Group l Automotive. Inc.. Group 1 Automotive do Brasil S.A.. the Shareholders of UAB Motors Participações S.A.. and UAB Motors Participações S.A.. dated as of February 27, 2013]

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment or have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

SHAREHOLDER

ANDRE RIBEIRO DA CUNHA PEREIRA:

[Signature Page n.° 5 of 8 of the Amendment to the Share Purchase Agreement entered into by and among Group l Automotive. Inc.. Group 1 Automotive do Brasil S.A.. the Shareholders of UAB Motors Participações S.A.. and UAB Motors Participações S.A.. dated as of February 27, 2013]

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment or have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

SHAREHOLDER

MAURICIO VAZ RODRIGUES:

[Signature Page n.° 6 of 8 of the Amendment to the Share Purchase Agreement entered into by and among Group l Automotive. Inc.. Group 1 Automotive do Brasil S.A.. the Shareholders of UAB Motors Participações S.A.. and UAB Motors Participações S.A.. dated as of February 27, 2013]

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment or have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

SHAREHOLDER

RSPJR ENTERPRISES, INC.:

[Signature Page n.° 7 of 8 of the Amendment to the Share Purchase Agreement entered into by and among Group l Automotive. Inc.. Group 1 Automotive do Brasil S.A.. the Shareholders of UAB Motors Participações S.A.. and UAB Motors Participações S.A.. dated as of February 27, 2013]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment or have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY

UAB MOTORS PARTICIPACOES S.A.:

[Signature Page n.° 8 of 8 of the Amendment to the Share Purchase Agreement entered into by and among Group l Automotive. Inc.. Group 1 Automotive do Brasil S.A.. the Shareholders of UAB Motors Participações S.A.. and UAB Motors Participações S.A.. dated as of February 27, 2013]

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